UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2010

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(Address of principal executive offices)

 (919) 645-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 30, 2010, Capital Bank Corporation (the “Company”) announced its intention to commence a public offering of 34,500,000 shares of its common stock. The Company plans to disclose the following financial information in a pre-effective amendment to the registration statement on Form S-1, as amended (File No. 333-168408) to be filed with the Securities and Exchange Commission (the “SEC”) in the section entitled “Prospectus Summary—Recent Developments”:

“Preliminary Third Quarter 2010 Financial Results. Complete information related to our financial condition and results of operations for the ongoing third quarter of 2010 is not yet available. Although financial information for the third quarter of 2010 may change, we are providing the following update based on currently available information:

•
As of June 30, 2010, nonperforming assets and restructured loans totaled $97.5 million, or 5.76% of total assets. We estimate that at September 30, 2010 our nonperforming assets and restructured loans will remain at or near the same level as at June 30, 2010.

•
Management recently completed a detailed interim review of our loan portfolio, which included an update of collateral values for impaired loans, a review of risk ratings on all loans, and an update to loss factors for performing loan pools based on current default and loss data. This interim review is the same process management follows at each quarter end to determine an adequate level for its allowance for loan losses. Based on this interim review, we estimate that our provision for loan losses for the third quarter of 2010 will range between approximately $6.2 million and $6.8 million compared to provision for loan losses of $20.0 million for the second quarter of 2010. Included in the estimated provision, net charge-offs for the third quarter of 2010 are estimated to range between approximately $5.8 million and $6.2 million compared to net charge-offs of $13.4 million for the second quarter of 2010.

•
We estimate that all of our regulatory capital ratios will remain in excess of “well capitalized” minimum levels at September 30, 2010, with our consolidated total risk based capital ratio estimated to range from 10.50% to 10.60% at September 30, 2010 compared to 10.60% at June 30, 2010.

•
We estimate that our net interest margin for the third quarter of 2010 will range between 3.40% and 3.45% on a fully taxable equivalent basis, which is an increase from our net interest margin of 3.25% for the second quarter of 2010. This anticipated net interest margin improvement is primarily due to declining funding costs through disciplined pricing controls in a declining interest rate environment.

•
We estimate that noninterest income for the third quarter of 2010 will be approximately $150 thousand less than the second quarter of 2010. Further, we estimate that noninterest expense for the third quarter of 2010 will be higher than the second quarter of 2010 by approximately $1.0 million due to write downs to the value of certain other real estate (“ORE”) properties totaling approximately $750 thousand in the third quarter of 2010 as well as increases in loan collection and ORE costs compared with the prior quarter.

•
Gross loans held for investment have decreased by approximately $24 million from June 30, 2010 through August 31, 2010 as management continues to focus on capital preservation and asset quality. We estimate that loan balances will continue to decline through September 30, 2010.

Our expectations for the third quarter of 2010 discussed above are estimates based on currently available information. Actual results may differ materially from these estimates. Factors that could cause our actual results to differ from our current estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page 10.”

*****

Information in this Form 8-K contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our estimates regarding results for the third quarter of 2010, including estimates regarding nonperforming assets and restructured loans, provision for loan losses, net charge-offs, regulatory capital ratios, net interest margin, noninterest income and noninterest expense, write downs to the value of ORE, increases in loan collection, loan balances, the management of the Company’s growth, the risks associated with the Company’s loan portfolio, local economic conditions affecting retail and commercial real estate, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in the Company’s other filings with the SEC, including without limitation its Registration Statement on Form S-1, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this Form 8-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2010	CAPITAL BANK CORPORATION

	By:	/s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer